SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                     FORM 15

             Certification and Notice of Termination of Registration
                 under Section 12(g) of the Securities Exchange
                    Act of 1934 or Suspension of Duty to File
                   Reports Under Sections 13 and 15(d) of the
                                   Securities
                              Exchange Act of 1934.

                         Commission File Number: 0-23600

                                 MOVIEFONE, INC.
             (Exact name of registrant as specified in its charter)

                                 MovieFone, Inc.
                               335 Madison Avenue
                               New York, NY 10017
                                 (212) 450-8025
                        (Address, including zip code, and
                           telephone number, including
                           area code, of registrant's
                               principal executive
                                    offices)

                 Class A Common Stock, par value $0.01 per share
            (Title of each class of securities covered by this Form)

                                      None
                         (Titles of all other classes of
                         securities for which a duty to
                           file reports under Section
                             13(a) or 15(d) remains)

         Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

     Rule 12g-4(a)(1)(i)    [X ]        Rule 12h-3(b)(1)(ii)       [X ]
     Rule 12g-4(a)(1)(ii)   [  ]        Rule 12h-3(b)(2)(i)        [  ]
     Rule 12g-4(a)(2)(i)    [  ]        Rule 12h-3(b)(2)(ii)       [  ]
     Rule 12g-4(a)(2)(ii)   [  ]        Rule 15d-6                 [  ]
     Rule 12h-3(b)(1)(i)    [  ]

     Approximate number of holders of record as of the certification or notice date: 1

     Pursuant to the requirements of the Securities Exchange Act of 1934, MovieFone, Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

DATE:  May 21, 1999             BY:/s/J.Michael Kelly
                                   J. Michael Kelly
                                   Treasurer